Exhibit 99.1
news
Contact:
Matt Skluzacek
Imation Corp.
651-704-4311
Imation Reports Q3 2009 Operating Income from Continuing Ops of $1.7 Million
Including $7.5 Million of Restructuring and Other Charges;
Generates Cash of $21.8 Million in the Quarter
Oakdale, Minn., October 20, 2009 — Imation Corp. (NYSE:IMN) today released financial results for the quarter ended September 30, 2009. All financial information included in this press release reflects the continuing operations of the Company’s businesses for all periods presented unless otherwise indicated.
Key points for Q3 include the following:
•	Revenue of $401.3 million was down 15.7 percent compared with Q3 2008 revenue of $475.9 million.

•	Operating income of $1.7 million and diluted loss per share of $0.01 in Q3 2009 compared with operating loss of $11.0 million and diluted loss per share of $0.20 in Q3 2008. Operating income includes restructuring and related charges in Q3 2009 and Q3 2008 of $7.5 million, or $0.15 per diluted share, and $16.3 million, or $0.27 per diluted share, respectively (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results below).

•	Total cash and cash equivalents were $111.0 million at September 30, 2009 compared with $96.6 million at December 31, 2008.

•	The wind down of the Global Data Media (GDM) joint venture was completed and the GDM current and historic results have been reclassified into discontinued operations.
     Commenting on the results, Imation Vice Chairman and CEO Frank Russomanno said, “We are encouraged by our solid results in Q3 as we continue to improve our profitability and cash flows in a difficult economic environment.”
     “In our storage business, the rate of decline in our optical revenue moderated from recent quarters and we continued to deliver strong gross margins reflecting the success of our brand consolidation strategy. Our magnetic tape business continued to be under pressure, with revenue declines in the same range as recent quarters. We are pleased with the momentum we are beginning to see in our removable hard drive business, including our selection by major OEMs to supply RDX drives and media for their server products. Our electronics and accessories business has steadily improved this year and we continued to see margin improvement in Q3. As expected, revenues are down in this business, reflecting the challenging retail environment as well as our more selective approach to this category.”

     “We continue to see the benefits of the actions we have taken, especially our aggressive cost reduction efforts. In addition, as a result of our previously disclosed settlement with Philips we lowered legal costs. During the quarter we strengthened our financial position by generating $21.8 million of cash with cash ending the quarter at $111 million. We achieved these results despite an initial outflow of $20 million associated with the $53 million legal settlement with Philips.”
     “We are encouraged by the results of the actions we have taken thus far, but clearly we have more work to do. As we move into Q4 and beyond, we remain focused on transforming the company and improving our profitability and working capital efficiency in order to drive cash generation across our businesses,” Russomanno concluded.
     A teleconference is scheduled for 9:00 AM Central Daylight Time today, October 20, 2009 (see Webcast and Replay Information at the bottom of this release).
Q3 and YTD 2009 and 2008 Financial Highlights

(Dollars in millions, except per share amounts)	Q3 09	Q3 08	YTD 09	YTD 08
Net revenue	$401.3	$475.9	$1,197.8	$1,467.1
Gross profit	$64.5	$78.5	$194.8	$266.2
% of Revenue	16.1%	16.5%	16.3%	18.1%
SG&A	$50.4	$69.6	$174.3	$212.7
% of Revenue	12.6%	14.6%	14.6%	14.5%
R&D	$4.9	$5.6	$14.9	$18.2
% of Revenue	1.2%	1.2%	1.2%	1.2%
Litigation settlement	$—	$—	$49.0	$—
Restructuring and other	$7.5	$14.3	$22.8	$19.0
Operating (loss) income	$1.7	$(11.0)	$(66.2)	$16.3
% of Revenue	0.4%	-2.3%	-5.5%	1.1%
(Loss) income from continuing operations	$(0.3)	$(7.4)	$(51.3)	$8.6
Diluted (loss) earnings per share — Continuing operations	$(0.01)	$(0.20)	$(1.37)	$0.23
Diluted (loss) earnings per share — Discontinued operations	$—	$0.04	$0.06	$0.10
Diluted (loss) earnings per share — Net income	$(0.01)	$(0.16)	$(1.30)	$0.33

Reconciliation of GAAP to Adjusted Non-GAAP Results

	Q3 09		Q3 08
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As reported — GAAP	$1.7	$(0.01)	$(11.0)	$(0.16)
Inventory write-off included in COGS	—	—	2.0	0.03
Restructuring and other	7.5	0.15	14.3	0.24

Adjusted — Non-GAAP	$9.2	$0.14	$5.3	$0.11

	YTD 09		YTD 08
	Operating		Operating
(Dollars in millions, except per share amounts)	Income	Diluted EPS	Income	Diluted EPS
As reported — GAAP	$(66.2)	$(1.30)	$16.3	$0.33
Litigation settlement	49.0	0.83	—	—
Inventory write-off included in COGS	—	—	2.0	0.03
Restructuring and other	22.8	0.39	19.0	0.36

Adjusted — Non-GAAP	$5.6	$(0.08)	$37.3	$0.72
Comparison of GAAP to Non-GAAP Financial Measures
The Non-GAAP financial measurements are provided to assist in understanding the impact of certain items on Imation’s actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation’s performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
     Net revenue for Q3 2009 was $401.3 million, down 15.7 percent from Q3 2008, driven by volume declines of approximately three percent, price erosion of approximately eleven percent and unfavorable currency impacts of approximately two percent. From a product perspective, the decrease was driven primarily by declines in magnetic and optical products. Revenue in the Americas segment, which represented 40.4 percent of total revenue in the quarter, decreased 13.1 percent from Q3 2008. Revenue from the Europe segment, which represented 23.8 percent of total revenue in the quarter, decreased 25.3 percent from Q3 2008 driven mainly by declines in magnetic products. Revenue from the Asia Pacific segment, which represented 22.8 percent of total revenue in the quarter, decreased 7.9 percent from Q3 2008. Revenue from the Electronic Products segment, which represented 13.0 percent of total revenue in the quarter, decreased 16.0 percent from Q3 2008.

     Gross margin of 16.1 percent of revenue in Q3 2009 was down 0.4 percentage points from 16.5 percent in Q3 2008, driven primarily by continued revenue declines in higher margin tape products. Gross margin remained relatively flat in Q3 2009 compared with Q2 2009 mainly due to improved margins on optical products, offset by revenue declines in higher margin tape products.
     Selling, general & administrative (SG&A) spending was $50.4 million or 12.6 percent of revenue in Q3 2009, compared with $69.6 million or 14.6 percent of revenue in Q3 2008. The decrease in SG&A expense from Q3 2008 resulted from ongoing restructuring and cost control actions, reduced litigation expense due to the Philips settlement along with some one-time benefits and expense deferrals.
     Research & development (R&D) spending was $4.9 million or 1.2 percent of revenue in Q3 2009, compared with $5.6 million or 1.2 percent of revenue in Q3 2008.
     Restructuring and other charges were $7.5 million in Q3 2009 compared with $14.3 million in Q3 2008. The charges in 2009 are associated with our previously announced restructuring programs to reduce selling, general and administrative expenses and relate mainly to pension settlements and severance costs.
     Operating income was $1.7 million in Q3 2009 compared with operating loss of $11.0 million in Q3 2008. Adjusting for the impact of restructuring and other charges and fiscal 2008 inventory write-offs, operating income was $9.2 million in Q3 2009 compared with operating income of $5.3 million in Q3 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Non-operating expense and income taxes: Non-operating expense was $2.2 million in Q3 2009 compared with $2.0 million in Q3 2008. The effective tax rate was 40.0 percent in Q3 2009 compared with 43.1 percent in Q3 2008. The tax rates are higher than normal due to the impacts of restructuring and other charges and the mix of taxable loss/income by country.
     Discontinued operations during the quarter were related to the wind down of the GDM joint venture. The wind down resulted from the Philips litigation settlement on July 13, 2009. GDM was a joint venture marketing company for optical media products created with Moser Baer India Ltd. (MBI). Since the inception of the joint venture in 2003, Imation held a 51 percent ownership in the business. As the controlling shareholder, the Company has consolidated the results of the joint venture in the financial statements. Loss from discontinued operations was $0.1 million in Q3 of 2009 compared to income from discontinued operations of $1.5 million in Q3 of 2008.
     Diluted loss per share from continuing operations was $.01 in Q3 2009 compared with $0.20 in Q3 2008. Total diluted loss per share in Q3 2009 was $0.01 compared with $0.16 in Q3 2008. Adjusting for the restructuring and other charges and inventory write-offs, total diluted earnings per share was $0.14 in Q3 2009 compared with $0.11 in Q3 2008 (see table entitled Reconciliation of GAAP to Adjusted Non-GAAP Results above).
     Cash and cash flows: Ending cash and cash equivalents were $111.0 million as of September 30, 2009, an increase of $21.8 million from $89.2 million as of June 30, 2009 driven by improvements in working capital and earnings partially offset by the $20 million previously disclosed litigation settlement payment. Depreciation and amortization totaled $10.9 million and capital spending was $2.0 million for Q3 2009.

Webcast and Replay Information
     A webcast of Imation Corp.’s third quarter teleconference will be available on the Internet on a listen-only basis at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 PM Central Daylight Time on October 20, 2009 until 5:00 PM Central Daylight Time on October 27, 2009 by dialing 888-211-2648 (access code 1388550). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.
About Imation Corp.
     Imation is a leading global developer and marketer of branded offerings that enable people to capture, save and enjoy digital information. Our world-class portfolio of digital storage products, audio and video electronics, and accessories reaches customers through a powerful global distribution network. Our goal is a company with strong commercial and consumer businesses and continued long-term growth and profitability that creates shareholder value. Imation Corp.’s global brand portfolio, in addition to the Imation brand, includes the Memorex brand, one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” and the XtremeMac brand. Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com.
Risk and Uncertainties
     Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include continuing uncertainty in global and regional economic conditions; the volatility of the markets in which we operate; our ability to successfully implement our strategy; our ability to successfully defend our intellectual property rights; the possibility that our goodwill, deferred tax assets, or other assets may become impaired; the rate of revenue decline for certain existing products; the competitive pricing environment and its possible impact on profitability and inventory valuations; our ability to meet our revenue growth and cost reduction targets; our ability to successfully integrate our acquisitions and achieve the anticipated benefits, including synergies, in a timely manner; our ability to continue realizing the benefits from our global manufacturing strategy for magnetic data storage products and the related restructuring; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to efficiently source, warehouse and distribute our products globally; our ability to secure and maintain adequate shelf and display space over time at retailers which conduct semi-annual or annual line reviews; our ability to achieve the expected benefits from our strategic relationships and distribution agreements; foreign currency fluctuations; our ability to secure adequate supply of certain high demand products at acceptable prices; the outcome of any pending or future litigation; the ready availability and price of energy and key raw materials or critical components; our ability to successfully manage multiple brands globally; the market acceptance of newly introduced product and service offerings, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net revenue	$401.3	$475.9	$1,197.8	$1,467.1
Cost of goods sold	336.8	397.4	1,003.0	1,200.9

Gross profit	64.5	78.5	194.8	266.2

Selling, general and administrative	50.4	69.6	174.3	212.7
Research and development	4.9	5.6	14.9	18.2
Litigation settlement	—	—	49.0	—
Restructuring and other	7.5	14.3	22.8	19.0

Total	62.8	89.5	261.0	249.9

Operating income (loss)	1.7	(11.0)	(66.2)	16.3

Other (income) and expense
Interest income	(0.1)	(0.9)	(0.5)	(2.5)
Interest expense	0.8	0.3	1.5	1.3
Other, net	1.5	2.6	12.2	5.7

Total	2.2	2.0	13.2	4.5

(Loss) income from continuing operations before income taxes	(0.5)	(13.0)	(79.4)	11.8

Income tax (benefit) provision	(0.2)	(5.6)	(28.1)	3.2

(Loss) income from continuing operations	(0.3)	(7.4)	(51.3)	8.6

Discontinued operations:	40.0%	43.1%	35.4%	27.1%
(Loss) income from operations of discontinued businesses, net of income taxes	(0.1)	1.5	2.4	3.7

(Loss) income from discontinued operations	(0.1)	1.5	2.4	3.7

Net (loss) income	$(0.4)	$(5.9)	$(48.9)	$12.3

(Loss) earning per common share — basic:
Continuing operations	$(0.01)	$(0.20)	$(1.37)	$0.23
Discontinued operations	—	0.04	$0.06	$0.10
Net income	(0.01)	(0.16)	(1.30)	0.33

(Loss) earning per common share — diluted:
Continuing operations	$(0.01)	$(0.20)	$(1.37)	$0.23
Discontinued operations	—	0.04	0.06	0.10
Net income	(0.01)	(0.16)	(1.30)	0.33

Weighted average shares outstanding
Basic	37.6	37.3	37.5	37.5
Diluted	37.6	37.3	37.5	37.6

Cash dividend paid per common share	$—	$0.16	$—	$0.48

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$111.0	$96.6
Accounts receivable, net	296.1	378.3
Inventories, net	320.4	363.2
Other current assets	170.4	138.1

Total current assets	897.9	976.2

Property, plant and equipment, net	115.3	122.4
Intangible assets, net	341.0	357.0
Goodwill	23.5	23.5
Other assets	38.8	43.2

Total assets	$1,416.5	$1,522.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$219.5	$296.1
Accrued payroll	17.7	12.5
Other current liabilities	177.9	195.0

Total current liabilities	415.1	503.6

Other liabilities	83.7	74.1

Shareholders’ equity	917.7	944.6

Total liabilities and shareholders’ equity	$1,416.5	$1,522.3

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)
Segment and Product Information

	Three months ended		Three months ended
	September 30, 2009		September 30, 2008		% Change
	Revenue	% Total	Revenue	% Total
Americas	$162.4	40.4%	$186.9	39.3%	-13.1%
Europe	95.4	23.8%	127.7	26.8%	-25.3%
Asia Pacific	91.5	22.8%	99.4	20.9%	-7.9%
Electronic Products	52.0	13.0%	61.9	13.0%	-16.0%

Total	$401.3	100.0%	$475.9	100.0%

	Revenue	% Total	Revenue	% Total
Optical products	$182.9	45.4%	$203.5	42.8%	-10.1%
Magnetic products	109.0	27.2%	154.2	32.4%	-29.3%
Flash media products	20.3	5.1%	22.8	4.8%	-11.0%
Electronic products, accessories and other	89.1	22.3%	95.4	20.0%	-6.6%

Total	$401.3	100.0%	$475.9	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$15.8	9.7%	$16.4	8.8%	-3.7%
Europe	1.5	1.6%	3.1	2.4%	-51.6%
Asia Pacific	3.0	3.3%	7.8	7.8%	-61.5%
Electronic Products	(0.8)	NM	(4.4)	-7.1%	NM
Corp/Unallocated (1)	(17.8)	NM	(33.9)	NM	NM

Total	$1.7	0.4%	$(11.0)	-2.3%

	Nine months ended		Nine months ended
	September 30, 2009		September 30, 2008		% Change
	Revenue	% Total	Revenue	% Total
Americas	$478.0	39.9%	$578.2	39.4%	-17.3%
Europe	301.3	25.2%	416.0	28.4%	-27.6%
Asia Pacific	287.5	24.0%	327.0	22.3%	-12.1%
Electronic Products	131.0	10.9%	145.9	9.9%	-10.2%

Total	$1,197.8	100.0%	$1,467.1	100.0%

	Revenue	% Total	Revenue	% Total
Optical products	$543.9	45.4%	$642.7	43.8%	-15.4%
Magnetic products	346.4	28.9%	498.7	34.0%	-30.5%
Flash media products	60.7	5.1%	76.7	5.2%	-20.9%
Electronic products, accessories and other	246.8	20.6%	249.0	17.0%	-0.9%

Total	$1,197.8	100.0%	$1,467.1	100.0%

	Operating		Operating
	Income (Loss)	OI %	Income (Loss)	OI %
Americas	$42.4	8.9%	$58.1	10.0%	-27.0%
Europe	2.5	0.8%	13.1	3.1%	-80.9%
Asia Pacific	12.0	4.2%	23.5	7.2%	-48.9%
Electronic Products	(5.9)	NM	(6.5)	NM	NM
Corp/Unallocated (1)	(117.2)	NM	(71.9)	NM	NM

Total	$(66.2)	-5.5%	$16.3	1.1%

NM — Not meaningful

(1)	Corporate and unallocated amounts include research and development expense, corporate expense, stock-based compensation expense, litigation settlement and restructuring and other expense that are not allocated to the segments we serve. We believe this avoids distorting the operating income for the segments.

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)
Operations & Cash Flow — Additional Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in millions)	2009	2008	2009	2008
Gross Profit	$64.5	$78.5	$194.8	$266.2
Gross Margin %	16.1%	16.5%	16.3%	18.1%
Operating Income (Loss)	$1.7	$(11.0)	$(66.2)	$16.3
Operating Income %	0.4%	-2.3%	-5.5%	1.1%
Capital Spending	$2.0	$3.2	$9.2	$9.7
Depreciation	$5.2	$7.4	$14.9	$20.8
Amortization	$5.7	$6.0	$17.3	$17.9
Tax Rate %	40.0%	43.1%	35.4%	27.1%
Asset Utilization Information *

	September 30,	December 31,
	2009	2008
Days Sales Outstanding (DSO)	60	63
Days of Inventory Supply	84	89
Debt to Total Capital	0.0%	0.0%

Other Information

Approximate employee count as of September 30, 2009:		1,230
Approximate employee count as of December 31, 2008:		1,570
Book value per share as of September 30, 2009:		$24.47
Shares used to calculate book value per share (millions):		37.5
Imation did not repurchase shares of its stock in the third quarter of 2009.
Authorization for repurchase of 2.3 million shares remains outstanding as of September 30, 2009.

*	These operational measures, which we regularly use, are provided to assist in the investor’s further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders’ equity and total debt.

IMATION CORP.
SUPPLEMENTAL INFORMATION*
(In millions, except for per share amounts)
(Unaudited)

	2009			2008
	Q1	Q2	Q3	Q1	Q2	Q3	Q4
Net revenue	396.5	400.0	401.3	494.7	496.5	475.9	513.9
Cost of goods sold	329.6	336.6	336.8	398.4	405.1	397.4	441.3

Gross profit	66.9	63.4	64.5	96.3	91.4	78.5	72.6

Selling, general and administrative	64.7	59.2	50.4	71.4	71.7	69.6	74.9
Research and development	5.3	4.7	4.9	6.6	6.0	5.6	5.4
Litigation settlement	—	49.0	—	—	—	—	—
Goodwill impairment	—	—	—	—	—	—	32.4
Restructuring and other	5.5	9.8	7.5	0.7	4.0	14.3	9.9

Total	75.5	122.7	62.8	78.7	81.7	89.5	122.6

Operating (loss) income	(8.6)	(59.3)	1.7	17.6	9.7	(11.0)	(50.0)

Other (income) and expense Interest income	(0.2)	(0.2)	(0.1)	(0.9)	(0.7)	(0.9)	(1.3)
Interest expense	0.4	0.3	0.8	0.7	0.3	0.3	0.2
Other, net	7.4	3.3	1.5	1.1	2.0	2.6	4.6

Total	7.6	3.4	2.2	0.9	1.6	2.0	3.5

(Loss) income from continuing operations before income taxes	(16.2)	(62.7)	(0.5)	16.7	8.1	(13.0)	(53.5)

Income tax (benefit) provision	(3.5)	(24.4)	(0.2)	6.3	2.5	(5.6)	(7.1)

(Loss) income from continuing operations	(12.7)	(38.3)	(0.3)	10.4	5.6	(7.4)	(46.4)

Discontinued operations:
Income (loss) from operations of discontinued businesses, net of income taxes	1.1	1.4	(0.1)	0.6	1.6	1.5	0.8

Income (loss) from discontinued operations	1.1	1.4	(0.1)	0.6	1.6	1.5	0.8

Net (loss) income	(11.6)	(36.9)	(0.4)	11.0	7.2	(5.9)	(45.6)

(Loss) earning per common share — basic:
Continuing operations	(0.34)	(1.02)	(0.01)	0.28	0.15	(0.20)	(1.24)
Discontinued operations	0.03	0.04	(0.00)	0.02	0.04	0.04	0.02
Net income	(0.31)	(0.98)	(0.01)	0.29	0.19	(0.16)	(1.22)

(Loss) earning per common share — diluted:
Continuing operations	(0.34)	(1.02)	(0.01)	0.28	0.15	(0.20)	(1.24)
Discontinued operations	0.03	0.04	(0.00)	0.02	0.04	0.04	0.02
Net income	(0.31)	(0.98)	(0.01)	0.29	0.19	(0.16)	(1.22)

Weighted average shares outstanding
Basic	37.4	37.5	37.6	37.7	37.4	37.3	37.4
Diluted	37.4	37.5	37.6	37.8	37.5	37.3	37.4

Cash dividend paid per common share	—	—	—	0.16	0.16	0.16	0.08

*	The above reflects our historical results for the reclassification of GDM as a discontinued operation.